Exhibit 99.1
For Immediate News Release
July 27, 2022

AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2022 OPERATING RESULTS AND
THIRD QUARTER AND FULL YEAR 2022 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended June 30, 2022 was $138,691,000. This resulted in a decrease in Earnings per Share – diluted (“EPS”) for the three months ended June 30, 2022 of 69.2% to $0.99 from $3.21 for the prior year period, primarily attributable to a decrease in gain on sale of real estate, partially offset by an increase in Same Store Residential NOI, as detailed in the table below.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended June 30, 2022 increased 22.3% to $2.41 from $1.97 for the prior year period. Core FFO per share (as defined in this release) for the three months ended June 30, 2022 increased 22.7% to $2.43 from $1.98 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended June 30, 2022 to its results for the prior year period:

Q2 2022 Results Compared to Q2 2021
	Per Share (1)
	EPS	FFO	Core FFO
Q2 2021 per share reported results	$3.21	$1.97	$1.98
Same Store Residential NOI (2)	0.41	0.41	0.41
Development and Other Stabilized Residential NOI	0.17	0.17	0.17
Commercial NOI	0.01	0.01	0.01
Overhead and other	(0.08)	(0.08)	(0.06)
Capital markets and transaction activity	(0.08)	(0.08)	(0.09)
Unconsolidated investment income	0.01	0.01	0.01
Gain on sale of real estate and depreciation expense	(2.66)	—	—
Q2 2022 per share reported results	$0.99	$2.41	$2.43

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Definitions and Reconciliations, table 3.
(2) Consists of increases of $0.46 in revenue and $0.05 in operating expenses.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended June 30, 2022 to its April 2022 outlook:

Q2 2022 Results Compared to April 2022 Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share (1)	$2.26	$2.29	$2.31
Same Store Residential NOI (2)	0.11	0.11	0.11
Development and Other Stabilized Residential NOI	0.01	0.01	0.01
Overhead and other	(0.03)	(0.03)	(0.02)
Capital markets and transaction activity	—	—	0.01
Unconsolidated investment income and other	0.02	0.02	0.01
Income taxes	0.01	0.01	—
Gain on sale of real estate and depreciation expense	(1.39)	—	—
Q2 2022 per share reported results	$0.99	$2.41	$2.43

(1) The mid-point of the Company's April 2022 outlook.
(2) Consists of $0.09 for revenue and $0.02 for operating expenses.

For the six months ended June 30, 2022, EPS decreased 32.4% to $2.86 from $4.23 for the prior year period, FFO per share increased 18.9% to $4.65 from $3.91 for the prior year period, and Core FFO per share increased 19.3% to $4.69 from $3.93 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the six months ended June 30, 2022 to its results for the prior year period:

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YTD 2022 Results Compared to YTD 2021
	Per Share (1)
	EPS	FFO	Core FFO
YTD 2021 per share reported results	$4.23	$3.91	$3.93
Same Store Residential NOI (2)	0.68	0.68	0.68
Development and Other Stabilized Residential NOI	0.35	0.35	0.35
Commercial NOI	0.04	0.04	0.04
Overhead and other	(0.11)	(0.11)	(0.11)
Capital markets and transaction activity	(0.20)	(0.20)	(0.21)
Unconsolidated investment income	0.01	0.01	0.01
Income taxes	(0.03)	(0.03)	—
Gain on sale of real estate and depreciation expense	(2.11)	—	—
YTD 2022 per share reported results	$2.86	$4.65	$4.69

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Definitions and Reconciliations, table 3.
(2) Consists of increases of $0.80 in revenue and $0.12 in operating expenses.

Same Store Operating Results for the Three Months Ended June 30, 2022 Compared to the Prior Year Period

Same Store total revenue increased $65,965,000, or 13.1%, to $568,176,000. Residential revenue increased $64,523,000, or 13.0%, to $562,169,000. Same Store Residential rental revenue increased 12.9%, as detailed in the following table:

Same Store Residential Rental Revenue Change
Q2 2022 Compared to Q2 2021
Residential rental revenue
Lease rates	7.6%
Concessions and other discounts	2.3%
Economic occupancy	0.2%
Other rental revenue	1.0%
Uncollectible lease revenue (excluding rent relief) (1)	(0.6)%
Rent relief (2)	2.4%
Total Residential rental revenue	12.9%

(1) Adjusting to remove the impact of rent relief, uncollectible lease revenue as a percentage of total Residential rental revenue increased to 3.27% in Q2 2022 from 3.10% in Q2 2021.
(2) The Company recognized $14,973,000 and $2,997,000 from government rent relief programs during Q2 2022 and Q2 2021, respectively.

Same Store Residential operating expenses increased $7,760,000, or 4.8%, to $170,543,000 and Same Store Residential NOI increased $56,763,000, or 17.0%, to $391,626,000.

The following table presents percentage changes in Same Store Residential rental revenue, operating expenses and NOI for the three months ended June 30, 2022 compared to the three months ended June 30, 2021:

Q2 2022 Compared to Q2 2021
	Same Store Residential
	Rental Revenue (1)	Opex (2)		% of Q2 2022 NOI	Rental Revenue cash basis (3)

			NOI
New England	13.1%	6.8%	16.5%	14.6%	14.9%
Metro NY/NJ	12.2%	5.8%	15.3%	20.0%	14.2%
Mid-Atlantic	7.7%	2.8%	10.2%	14.7%	7.9%
Southeast FL	22.6%	3.8%	35.5%	1.6%	20.7%
Denver, CO	13.8%	(8.1)%	24.5%	1.3%	13.1%
Pacific NW	17.0%	2.1%	24.2%	6.4%	14.6%
N. California	9.2%	5.0%	11.0%	18.2%	7.4%
S. California	18.7%	5.0%	25.3%	23.2%	17.5%
Total	12.9%	4.8%	17.0%	100.0%	12.9%

(1) See full release for additional detail.
(2) See full release for discussion of variances.
(3) The change in Residential Rental Revenue with Concessions on a Cash Basis.

Same Store Operating Results for the Six Months Ended June 30, 2022 Compared to the Prior Year Period

Same Store total revenue increased $109,262,000, or 10.9%, to $1,109,423,000. Residential revenue increased $106,505,000, or 10.7%, to $1,097,308,000. Same Store Residential rental revenue increased 10.7%, as detailed in the following table:

Same Store Residential Rental Revenue Change
YTD 2022 Compared to YTD 2021
Residential rental revenue
Lease rates	6.3%
Concessions and other discounts	1.7%
Economic occupancy	0.5%
Other rental revenue	0.8%
Uncollectible lease revenue (excluding rent relief) (1)	(1.1)%
Rent relief (2)	2.5%
Total Residential rental revenue	10.7%

(1) Adjusting to remove the impact of rent relief, uncollectible lease revenue as a percentage of total Residential rental revenue increased to 3.79% in YTD 2022 from 3.19% in YTD 2021.
(2) The Company recognized $28,272,000 and $3,755,000 from government rent relief programs during YTD 2022 and YTD 2021, respectively.

Same Store Residential operating expenses increased $15,294,000, or 4.7%, to $338,131,000 and Same Store Residential NOI increased $91,211,000, or 13.7%, to $759,177,000.

The following table presents percentage changes in Same Store Residential rental revenue, operating expenses and NOI for the six months ended June 30, 2022 compared to the six months ended June 30, 2021:

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YTD 2022 Compared to YTD 2021
	Same Store Residential
	Rental Revenue (1)	Opex (2)		% of YTD 2022 NOI	Rental Revenue cash basis (3)

			NOI
New England	11.1%	6.7%	13.6%	14.4%	13.6%
Metro NY/NJ	10.4%	6.5%	12.2%	20.2%	12.8%
Mid-Atlantic	6.3%	3.5%	7.7%	14.9%	7.1%
Southeast FL	23.9%	2.6%	39.0%	1.6%	22.7%
Denver, CO	12.8%	(5.6)%	21.0%	1.3%	11.6%
Pacific NW	14.5%	0.8%	21.3%	6.4%	14.0%
N. California	6.5%	3.8%	7.6%	18.3%	6.4%
S. California	15.7%	5.1%	20.8%	22.9%	14.6%
Total	10.7%	4.7%	13.7%	100.0%	11.4%

(1) See full release for additional detail.
(2) See full release for discussion of variances.
(3) The change in Residential Rental Revenue with Concessions on a Cash Basis.

Development Activity

Consolidated Development Communities

During the three months ended June 30, 2022, the Company completed the development of two communities:

•AVA RiNo, located in Denver, CO; and
•Avalon Brea Place, located in Brea, CA.

These communities contain an aggregate of 899 apartment homes and were constructed for a Total Capital Cost of $380,000,000.

During the three months ended June 30, 2022, the Company started the construction of two apartment communities:

•Avalon Durham, located in Durham, NC; and
•Avalon West Windsor, located in West Windsor, NJ.

These communities are expected to contain an aggregate of 871 apartment homes and 19,000 square feet of commercial space when completed and be developed for an aggregate estimated Total Capital Cost of $326,000,000. The Company expanded its existing Development community, Avalon North Andover, adding 51 apartment homes at an incremental estimated Total Capital Cost of $22,000,000.

During the six months ended June 30, 2022, the Company completed the development of four communities containing an aggregate of 1,686 apartment homes for an aggregate Total Capital Cost of $598,000,000.

At June 30, 2022, the Company had 16 consolidated Development communities under construction that are expected to contain 4,919 apartment homes and 56,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development communities is $2,069,000,000.

The projected Total Capital Cost of Development Rights at June 30, 2022 was $4.7 billion.

Unconsolidated Development Communities

During the three months ended June 30, 2022, the Company completed the development of Avalon Alderwood Place, a 328 apartment home community located in Lynnwood, WA for a Total Capital Cost of $110,000,000. The Company has a 50.0% equity interest in the venture that owns Avalon Alderwood Place. At June 30, 2022, the Company had one Unconsolidated Development community under construction that is expected to contain 475 apartment homes and 56,000 square feet of commercial space.

Acquisition Activity

During the three months ended June 30, 2022, the Company acquired Waterford Court, a wholly-owned community, located in Addison, TX, containing 196 apartment homes for a purchase price of $69,500,000.

During the six months ended June 30, 2022, the Company acquired two wholly-owned communities containing 403 apartment homes and 16,000 square feet of commercial space for a total purchase price of $164,500,000.

Disposition Activity

Consolidated Apartment Communities

During the six months ended June 30, 2022, the Company sold three wholly-owned communities containing an aggregate of 588 apartment homes. These assets were sold for $235,000,000 and a weighted average initial Market Cap Rate of 3.9%, resulting in a gain in accordance with GAAP of $148,708,000 and an Economic Gain of $119,804,000.

In July 2022, the Company sold Avalon Green I, Avalon Green II and Avalon Green III, three wholly-owned communities, located in Elmsford, NY, that contain an aggregate of 617 apartment homes, for $306,000,000. The Company intends to use the proceeds from the disposition
Copyright © 2022 AvalonBay Communities, Inc. All Rights Reserved

of the three phases of Avalon Green for the acquisition of a wholly-owned community located in Florida, which is currently under contract and expected to close in the three months ended September 30, 2022.

During the three and six months ended June 30, 2022, the Company sold 13 and 28, respectively, of the 172 residential condominiums at The Park Loggia, located in New York, NY, for gross proceeds of $41,002,000 and $81,338,000, respectively. As of June 30, 2022, the Company has sold 151 of the 172 residential condominiums for aggregate gross proceeds of $433,168,000 and the leasing of the commercial space has been completed.

Unconsolidated Real Estate Investments

In July 2022, Archstone Multifamily Partners AC LP (the "U.S. Fund"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of 28.6%, sold Avalon Grosvenor Tower containing 237 apartment homes for a sales price of $95,250,000.

Structured Investment Program Activity

During the three months ended June 30, 2022, the Company entered into the first commitments under its Structured Investment Program, through which the Company will provide mezzanine loans or preferred equity to third party multifamily developers. The initial commitments are for two mezzanine loans of up to $79,575,000, in the aggregate, to fund multifamily development projects in Denver, CO, and Pleasant Hill, CA. At June 30, 2022, the Company had funded $6,055,000 of these commitments.

Liquidity and Capital Markets

In March 2022, the Company established an unsecured commercial paper note program which allows the Company to issue, from time to time, unsecured commercial paper notes with varying maturities of less than one year up to a maximum amount outstanding at any one time of $500,000,000. The program is backstopped by the Company's commitment to maintain available borrowing capacity under its unsecured credit facility in an amount equal to actual borrowings under the program. The Company did not have any amounts outstanding under its commercial paper program as of June 30, 2022 and had $175,000,000 outstanding as of the date of this release.

At June 30, 2022, the Company did not have any borrowings outstanding under its $1,750,000,000 unsecured credit facility and had $260,191,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the second quarter of 2022 was 4.9 times and Unencumbered NOI (as defined in this release) for the six months ended June 30, 2022 was 95%.

During the six months ended June 30, 2022, the Company repaid $100,000,000 principal amount of its variable rate unsecured term loan at its maturity. The variable rate unsecured term loan was indexed to LIBOR plus 0.90% and entered into in February 2017.

During the three months ended June 30, 2022, in connection with an underwritten offering of shares, the Company entered into forward contracts to sell 2,000,000 shares of common stock by the end of 2023 for approximate proceeds of $494,200,000 net of offering fees and discounts and based on the initial forward price. The proceeds that the Company expects to receive on the date or dates of settlement are subject to certain customary adjustments during the term of the forward contract for the Company's dividends and a daily interest charge.

Third Quarter and Full Year 2022 Financial Outlook

For its third quarter and full year 2022 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q3 2022			Full Year 2022
	Low		High	Low		High
Projected EPS	$3.48	—	$3.58	$7.53	—	$7.73
Projected FFO per share	$2.49	—	$2.59	$9.74	—	$9.94
Projected Core FFO per share	$2.47	—	$2.57	$9.76	—	$9.96

(1) See Definitions and Reconciliations, table 9, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

Full Year Financial Outlook
				Full Year 2022
				vs. Full Year 2021
				Low		High
Same Store:
Residential rental revenue change				10.75%	—	11.75%
Residential Opex change				4.5%	—	5.5%
Residential NOI change				13.5%	—	15.0%

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the second quarter 2022 to its third quarter 2022 financial outlook:

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Q2 2022 Results Compared to Q3 2022 Outlook
	Per Share
	EPS	FFO	Core FFO
Q2 2022 per share reported results	$0.99	$2.41	$2.43
Same Store Residential revenue	0.09	0.09	0.09
Same Store Residential Opex	(0.06)	(0.06)	(0.06)
Development and Other Stabilized Residential NOI	0.01	0.01	0.01
Commercial NOI	0.02	0.02	0.02
Capital markets and transaction activity	0.02	0.02	—
Overhead and other	0.05	0.05	0.03
Gain on sale of real estate and depreciation expense	2.41	—	—
Projected per share - Q3 2022 outlook (1)	$3.53	$2.54	$2.52

(1) Represents the mid-point of the Company's outlook.

The following table compares the Company’s July 2022 outlook for EPS, FFO per share and Core FFO per share for the full year 2022 to its April 2022 financial outlook:

July 2022 Full Year Outlook Compared to April 2022 Full Year Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share - April 2022 outlook (1)	$6.25	$9.57	$9.58
Same Store Residential revenue	0.31	0.31	0.31
Same Store Residential Opex	(0.01)	(0.01)	(0.01)
Commercial NOI	0.01	0.01	0.01
Capital markets and transaction activity	—	—	0.01
Overhead and other	(0.04)	(0.04)	(0.04)
Gain on sale of real estate and depreciation expense	1.11	—	—
Projected per share - July 2022 outlook (1)	$7.63	$9.84	$9.86

(1) Represents the mid-point of the Company's outlook.

Other Matters

The Company will hold a conference call on July 28, 2022 at 1:00 PM ET to review and answer questions about this release, its second quarter 2022 results, the Attachments (described below) and related matters. To participate on the call, dial 800-289-0720 and use conference id: 2742019.

To hear a replay of the call, which will be available from July 28, 2022 at 6:00 PM ET to August 4, 2022 at 6:00 PM ET, dial 888-203-1112 and use conference id: 2742019. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an online playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://investors.avalonbay.com/email_notification.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on July 28, 2022.

About AvalonBay Communities, Inc.

As of June 30, 2022, the Company owned or held a direct or indirect ownership interest in 299 apartment communities containing 89,037 apartment homes in 12 states and the District of Columbia, of which 17 communities were under development and two communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion markets of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook,” "may," "shall," "will," "pursue" and similar expressions that predict or indicate future events and trends and that do not report historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results, performance or achievements to differ materially
Copyright © 2022 AvalonBay Communities, Inc. All Rights Reserved

from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following: risks related to the COVID-19 pandemic, including the effect, among other factors, on the multifamily industry and the general economy of measures taken by businesses and the government, such as governmental limitations on the ability of multifamily owners to evict residents who are delinquent in the payment of their rent, the preferences of consumers and businesses for living and working arrangements, and federal efforts at economic stimulus; we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions, including rising interest rates, may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws, including the adoption of new rent control regulations, and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up, and general price inflation, may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to joint ventures and our ability to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the timing and net proceeds of condominium sales at The Park Loggia may not equal our current expectations. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2022 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2022 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 13, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 13 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only the following definitions and reconciliations.

Average Rental Rates are calculated by the Company as Residential rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Commercial represents results attributable to the non-apartment components of the Company's mixed-use communities and other non-residential operations.

Development is composed of consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which the Company currently believes future development is probable.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company computed in accordance with GAAP before interest expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods. A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 1
Q2
2022
Net income	$138,566
Interest expense and loss on extinguishment of debt	57,014
Income tax benefit	(159)
Depreciation expense	199,302
EBITDA	$394,723

Gain on sale of communities	(404)
Unconsolidated entity EBITDAre adjustments (1)	3,081
EBITDAre	$397,400

Unconsolidated entity gains, net	(2,040)
Structured Investment Program loan reserve	1,608
Advocacy contributions	384
Loss on interest rate contract	297
Executive transition compensation costs	407
Severance related costs	24
Development pursuit write-offs and expensed transaction costs, net of recoveries	1,839
Gain on for-sale condominiums	(467)
For-sale condominium marketing, operating and administrative costs	538
Gain on other real estate transactions, net	(43)
Legal settlements	129
Core EBITDAre	$400,076

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned communities disposed of during the six months ended June 30, 2022 is as follows (dollars in thousands):

TABLE 2
YTD 2022
GAAP Gain	$148,708

Accumulated Depreciation and Other	(28,904)

Economic Gain	$119,804

Economic Occupancy is defined as total possible Residential revenue less vacancy loss as a percentage of total possible Residential revenue. Total possible Residential revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by Nareit. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered by us to be part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

TABLE 3
	Q2	Q2	YTD	YTD
	2022	2021	2022	2021
Net income attributable to common stockholders	$138,691	$447,953	$400,735	$590,176
Depreciation - real estate assets, including joint venture adjustments	198,493	183,257	399,145	365,571
Distributions to noncontrolling interests	12	12	24	24
Gain on sale of unconsolidated entities holding previously depreciated real estate	—	(23,305)	—	(23,305)
Gain on sale of previously depreciated real estate	(404)	(334,569)	(149,204)	(388,296)
Casualty and impairment loss on real estate	—	1,177	—	1,177
FFO attributable to common stockholders	336,792	274,525	650,700	545,347

Adjusting items:
Unconsolidated entity gains, net (1)	(2,040)	(2,233)	(2,295)	(2,132)
Structured Investment Program loan reserve (2)	1,608	—	1,608	—
Gain on extinguishment of consolidated debt	—	—	—	(122)
Loss (gain) on interest rate contract	297	—	(432)	(2,654)
Advocacy contributions	384	—	534	—
Executive transition compensation costs	407	407	809	2,188
Severance related costs	24	102	65	102
Development pursuit write-offs and expensed transaction costs, net of recoveries	1,839	527	1,998	302
Gain on for-sale condominiums (3)	(467)	(575)	(1,469)	(706)
For-sale condominium marketing, operating and administrative costs (3)	538	1,222	1,304	2,266
For-sale condominium imputed carry cost (4)	716	1,979	1,635	4,131
Gain on other real estate transactions, net	(43)	(32)	(80)	(459)
Legal settlements	129	1,018	259	1,078
Income tax (benefit) expense (5)	(159)	10	2,312	(745)
Core FFO attributable to common stockholders	$340,025	$276,950	$656,948	$548,596

Average shares outstanding - diluted	139,934,478	139,650,639	139,955,280	139,601,526

Earnings per share - diluted	$0.99	$3.21	$2.86	$4.23
FFO per common share - diluted	$2.41	$1.97	$4.65	$3.91
Core FFO per common share - diluted	$2.43	$1.98	$4.69	$3.93

(1) Amounts for the three and six months ended June 30, 2022 include unrealized gains of $2,040 on property technology investments. Amounts for the three and six months ended June 30, 2021 include unrealized gains of $3,272 on property technology investments, partially offset by the write-off of asset management fee intangibles associated with the disposition of the final two Archstone Multifamily Partners AC JV LP communities.
(2) Amounts represent the expected credit losses associated with the Company's lending commitments under its Structured Investment Program. The timing and amount of any actual losses that will be incurred, if any, is to be determined.
(3) Aggregate impact of (i) Gain on for-sale condominiums and (ii) For-sale condominium marketing, operating and administrative costs, is a net expense of $71 for Q2 2022 and net gain of $165 for YTD 2022 and a net expense of $647 for Q2 2021 and $1,560 for YTD 2021, respectively.
(4) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.
(5) YTD 2022 income tax expense is the recognition of taxes primarily associated with The Park Loggia.

Interest Coverage is calculated by the Company as Core EBITDAre divided by interest expense. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended June 30, 2022 is as follows (dollars in thousands):

TABLE 4

Core EBITDAre (1)	$400,076

Interest expense (2)	$57,014

Interest Coverage	7.0 times

(1) For additional detail, see Definitions and Reconciliations table 1.
(2) Excludes the impact of loss on interest rate contract.

Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.25%. The Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Market Cap Rate is weighted based on the gross sales price of each community.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes, and the Company's variable rate unsecured credit facility and commercial paper program) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized second quarter 2022 Core EBITDAre. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 5

Total debt principal (1)	$8,064,003
Cash and cash in escrow	(260,191)
Net debt	$7,803,812

Core EBITDAre (2)	$400,076

Core EBITDAre, annualized	$1,600,304

Net Debt-to-Core EBITDAre	4.9 times

(1) Balance at June 30, 2022 excludes $9,201 of debt discount and $38,014 of deferred financing costs as reflected in unsecured notes, net, and $12,973 of debt discount and $2,622 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.
(2) For additional detail, see Definitions and Reconciliations, table 1.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, income from investments in unconsolidated entities, depreciation expense, income tax (benefit) expense, casualty and impairment loss, gain on sale of communities, gain on other real estate transactions, net, net for-sale condominium activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Residential NOI represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue. A reconciliation of Residential NOI to Net Income, as well as a breakdown of Residential NOI by operating segment, is as follows (dollars in thousands):

TABLE 6
	Q2	Q2	Q1	Q4	YTD	YTD
	2022	2021	2022	2021	2022	2021
Net income	$138,566	$447,977	$262,076	$335,298	$400,642	$590,211
Property management and other indirect operating expenses, net of corporate income	30,632	24,318	28,113	24,555	58,745	48,788
Expensed transaction, development and other pursuit costs, net of recoveries	2,364	1,653	987	1,331	3,351	1,483
Interest expense, net	58,797	56,104	56,526	55,711	115,323	108,717
Loss (gain) on extinguishment of debt, net	—	—	—	19	—	(122)
General and administrative expense	21,291	18,465	17,421	16,481	38,712	35,817
Income from investments in unconsolidated entities	(2,480)	(26,559)	(317)	(5,626)	(2,797)	(26,092)
Depreciation expense	199,302	184,472	201,786	197,036	401,088	367,769
Income tax (benefit) expense	(159)	10	2,471	4,299	2,312	(745)
Casualty and impairment loss	—	1,177	—	2	—	1,177
Gain on sale of communities	(404)	(334,569)	(148,800)	(213,881)	(149,204)	(388,296)
Gain on other real estate transactions, net	(43)	(32)	(37)	(95)	(80)	(459)
Net for-sale condominium activity	71	647	(236)	(425)	(165)	1,560
NOI from real estate assets sold or held for sale	(3,650)	(13,893)	(5,266)	(8,383)	(8,916)	(28,472)
NOI	444,287	359,770	414,724	406,322	859,011	711,336

Commercial NOI	(7,763)	(5,620)	(8,320)	(8,045)	(16,083)	(10,931)
Residential NOI	$436,524	$354,150	$406,404	$398,277	$842,928	$700,405

Residential NOI
Same Store:
New England	$57,176	$49,074	$52,478	$52,498	$109,654	$96,531
Metro NY/NJ	78,483	68,069	74,707	74,329	153,190	136,536
Mid-Atlantic	57,393	52,075	55,501	55,104	112,894	104,796
Southeast FL	6,161	4,545	5,965	5,904	12,126	8,723
Denver, CO	4,900	3,935	4,727	4,486	9,627	7,954
Pacific NW	25,212	20,303	23,122	21,598	48,334	39,863
N. California	71,439	64,371	67,807	67,052	139,246	129,418
S. California	90,862	72,491	83,244	82,887	174,106	144,145
Total Same Store	391,626	334,863	367,551	363,858	759,177	667,966
Other Stabilized	30,973	14,716	26,846	25,081	57,819	24,527
Development/Redevelopment	13,925	4,571	12,007	9,338	25,932	7,912
Residential NOI	$436,524	$354,150	$406,404	$398,277	$842,928	$700,405

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 7
	Q2	Q2	Q1	Q4	YTD	YTD
	2022	2021	2022	2021	2022	2021

Revenue from real estate assets sold or held for sale	$5,699	$22,887	$8,812	$13,891	$14,510	$47,165
Operating expenses from real estate assets sold or held for sale	(2,049)	(8,994)	(3,546)	(5,508)	(5,594)	(18,693)
NOI from real estate assets sold or held for sale	$3,650	$13,893	$5,266	$8,383	$8,916	$28,472

Commercial NOI is composed of the following components (in thousands):

TABLE 8
	Q2	Q2	Q1	Q4	YTD	YTD
	2022	2021	2022	2021	2022	2021

Commercial Revenue	$9,337	$7,046	$10,031	$9,396	$19,368	$13,800
Commercial Operating Expenses	(1,574)	(1,426)	(1,711)	(1,351)	(3,285)	(2,869)
Commercial NOI	$7,763	$5,620	$8,320	$8,045	$16,083	$10,931

Other Stabilized is composed of completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2022, or which were acquired subsequent to January 1, 2021. Other Stabilized excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the third quarter and full year 2022 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 9
	Low Range	High Range
Projected EPS (diluted) - Q3 2022	$3.48	$3.58
Depreciation (real estate related)	1.42	1.42
Gain on sale of communities	(2.41)	(2.41)
Projected FFO per share (diluted) - Q3 2022	2.49	2.59
Legal settlements	(0.03)	(0.03)
Structured Investment Program loan reserve	0.01	0.01
Projected Core FFO per share (diluted) - Q3 2022	$2.47	$2.57

Projected EPS (diluted) - Full Year 2022	$7.53	$7.73
Depreciation (real estate related)	5.70	5.70
Gain on sale of communities	(3.49)	(3.49)
Projected FFO per share (diluted) - Full Year 2022	9.74	9.94

Non-core transaction activity	(0.08)	(0.08)
Development pursuit write-offs and expensed transaction costs, net of recoveries	0.02	0.02
Executive transition compensation costs	0.01	0.01
Legal settlements	(0.02)	(0.02)
Structured Investment Program loan reserve	0.02	0.02
Income tax expense	0.07	0.07
Projected Core FFO per share (diluted) - Full Year 2022	$9.76	$9.96

Projected NOI, as used within this release for certain Development communities and in calculating the Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development communities do not include property management fee expense. Projected gross potential for Development communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment is composed of consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity. Redevelopment includes two communities containing 1,058 apartment homes that are currently under active redevelopment as of June 30, 2022.

Residential represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue.

Residential Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to Residential rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based Residential rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Residential Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of Same Store Residential rental revenue in conformity with GAAP to Residential Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 10
	Q2	Q2	Q1	YTD	YTD
	2022	2021	2022	2022	2021
Residential rental revenue (GAAP basis)	$561,681	$497,284	$534,796	$1,096,478	$990,112
Residential concessions amortized	5,200	16,948	8,288	13,488	31,987
Residential concessions granted	(1,666)	(13,501)	(2,346)	(4,012)	(29,632)

Residential Rental Revenue with Concessions on a Cash Basis	$565,215	$500,731	$540,738	$1,105,954	$992,467

		Q2 2022	Q2 2022		YTD 2022
		vs. Q2 2021	vs. Q1 2022		vs. YTD 2021
% change -- GAAP revenue		12.9%	5.0%		10.7%

% change -- cash revenue		12.9%	4.5%		11.4%

Same Store is composed of consolidated communities in the markets where the Company has a significant presence and where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2022 operating results, Same Store is composed of consolidated communities that have Stabilized Operations as of January 1, 2021, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unconsolidated Development is composed of communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of June 30, 2022 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2022 is as follows (dollars in thousands):

TABLE 11
Year to Date 2022
NOI
Residential NOI:
Same Store	$759,177
Other Stabilized	57,819
Development/Redevelopment	25,932
Total Residential NOI	842,928
Commercial NOI	16,083
NOI from real estate assets sold or held for sale	8,916
Total NOI generated by real estate assets	867,927
Less NOI on encumbered assets	(44,556)
NOI on unencumbered assets	$823,371

Unencumbered NOI	95%